Exhibit 5.1

[LETTERHEAD OF VISCHER Attorneys at Law]

Tyco International Ltd.

Freier Platz 10

CH-8200 Schaffhausen

Switzerland

Matthias Staehelin

Phone +41 61 279 33 53

mstaehelin@vischer.com

www.vischer.com

Basel, March 23, 2009

Tyco International Ltd.

Dear Sirs,

We have acted as Swiss counsel to Tyco International Ltd., a company limited by shares (the “Company”), in connection with the continuation of the Company as a Swiss company pursuant to a continuation procedure under Bermuda and Swiss law, whereby the Company transferred its domicile to Switzerland and reconstituted itself as share corporation (Aktiengesellschaft) under the laws of Switzerland with domicile in Schaffhausen, Switzerland (the “Continuation”) pursuant to art. 161 Swiss Federal Code on Private International Law (“SIPL”) from the current seat in Bermuda to Schaffhausen/Switzerland.

This opinion is being rendered at the request of the Company in connection with the post-effective amendment no. 1 to the Registration Statement on Form S-8 (no. 333-95595), the post-effective amendment no. 1 to the Registration Statement on Form S-8 (no. 333-107489), the post-effective amendment no. 1 to the Registration Statement on Form S-8 (no. 333-113943) and the post-effective amendment no. 1 to the Registration Statement on Form S-8 (no. 333-148096) filed with the U.S. Securities and Exchange Commission on or about 23 March 2009 (all together the “Post-Effective Amendment”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the United States Securities Act of 1933, as amended, of  registered shares in the Company, each share having a par value of CHF 8.53 (the “Shares”), which may be issued from time to time under the Plans (as defined below).

We understand that the Company is party to (i) the Tyco International Retirement Savings and Investment Plan III, IV, V and VI (Puerto Rico); (ii) the Tyco

International Ltd. UK Savings-Related Share Option Plan; (iii) the Tyco Employee Stock Purchase Plan and (iv) the Tyco International Ltd. 2004 Stock and Incentive Plan (the plans (i) to (iv) together the “Plans” and each alone a “Plan”).

I.                                                  DOCUMENTS

For purposes of rendering this opinion, we have examined and relied on the following documents:

a)                                               an excerpt from the register of commerce of the Canton Schaffhausen Commercial Register of the Canton of Schaffhausen in respect of the Company, certified by such Commercial Register to be up-to-date as of 17 March 2009 (the “Excerpt”);

b)                                              a copy of the public deed regarding the special general meeting of the Company dated 12 March 2009 (the “Public Deed”);

c)                                               articles of association of the Company dated 12 March 2009 as filed with the register of commerce in Schaffhausen, Switzerland (“Articles of Association”); and

d)                                              an extract from the minutes of the meeting of the board of directors held on 12 March 2009 regarding the Continuation.

The documents referred to a) and d) are referred to together as the “Documents”.

We have further examined such other records, documents and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion.

II.                                              ASSUMPTIONS

In giving this opinion, we have assumed that:

a)                                               all Documents submitted to us as copies are complete and conform to their originals and such originals are authentic;

b)                                              all signatures on the Documents are genuine;

c)                                               prior to the registration of the Company in register of commerce of the Canton Schaffhausen in Switzerland (the moment such registration is effected by registration of the Company in the daily book of the register of commerce hereinafter the “Effective Time”), the Company is duly incorporated and validly existing and in good standing under the laws of the Bermuda;

d)                                              the Continuation has been validly authorized by all necessary corporate action of the Company as required under Bermuda law, the Company’s bye-laws as applicable to the Company and enforceable prior to the Continuation;

e)                                               no bankruptcy, reorganization, liquidation or similar proceedings is or are pending or were initiated against the Company outside Switzerland, no litigation, administrative or other proceeding of or before any non-Swiss governmental authority is pending against the Company outside Switzerland and that the Company has not passed a voluntary winding-up resolution, no petition has been presented or order been made by a court for the winding-up, dissolution, composition or administration of the Company and no receiver, trustee, administrator or similar officer has been appointed in relation to the Company or any of its assets or revenues outside Switzerland;

f)                                                 the legal capacity, power and authority of each of the parties (other than the Company) to enter into and perform its obligations under the Plans as well as the due authorization, execution and delivery of the Plans or any document thereunder by each of the parties thereto (including the Company) and that all consents or approvals from and filings, registrations and notifications with or to all governmental authorities (other than in Switzerland) required in connection with the execution, delivery and performance of the Plans have been obtained or made and are in full force and effect;

g)                                              the Plans are in full force and effect, have not been rescinded, either in whole or in part, and accurately record the resolutions passed by the Board of Directors of the Company in meetings which were duly convened and at which a duly constituted quorum was present and voting throughout and that there is no matter affecting the authority of the Directors to approve the adoption of the Plan and filing of the Registration Statement which would have any adverse implication in relation to the opinions expressed herein.

h)                                              the Plans constitute legal, valid, binding and enforceable obligations of the parties thereto under the governing law;

i)                                                  all authorizations, approvals, consents, licenses, exemptions and other requirements, other than those required under the laws of Switzerland, for the legality, validity and enforceability of the Plans have been duly obtained and are and will remain in full force and effect;

j)                                                  the exercise of the options granted under the Plans will be conducted in the manner described in the Plans;

k)                                               the exercise price of any option granted under the Plans is at least the current par value of CHF 8.53 per share;

l)                                                  at the time of any issuance of Shares under any Plan, the Company will have according to article 6 para. 1 of the Articles of Association sufficient conditional share capital to issue the required number of new shares of the Company to be delivered to option holders exercising options granted under the Plans;

m)                                            the issue of the Shares of the Company upon exercise of options granted under the Plans will (i) be in accordance with the terms and the procedures described in the Plans and (ii) that the exercise price payable under the plans is paid by the option holder to the Company; and

n)                                              (i) the requisite reports of the Company’s auditors according to Article 653f of the Swiss Code of Obligations (the “CO”), (ii) the amendments of the Articles of Association according to article 653g CO, and (iii) the entry of the share capital increase into the Commercial Register of the Canton of Schaffhausen will be given or made.

III.                                       OPINIONS

On the basis of the foregoing and subject to the qualifications hereinafter set forth, we express the following opinions:

a)                                               The Company has been registered in the register of commerce of the Canton Schaffhausen pursuant to art. 161 SIPL as Swiss share corporation (Aktiengesellschaft) according to article 620 et seq. CO and is duly incorporated and validly existing as a share corporation under the laws of Switzerland with a share capital of CHF 4’088’387’211.53 divided in 479’295’101 common shares (Namenaktien) with a par value of CHF 8.53 each, having unlimited corporate existence and the capacity to carry out its business, to own its property and to sue and to be sued in its own name.

b)                                              The Shares when issued and paid for in accordance with the terms and conditions of the applicable Plan, and the Articles of Association and, provided the issue price for such Shares has been fully paid in, will be validly issued, fully paid-in and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

IV.                                       QUALIFICATIONS

This opinion is subject to the following qualifications:

This opinion is limited to matters of Swiss law as in force on the date hereof and as applied and construed by the courts of Switzerland. We have not investigated the laws of any jurisdiction other than Switzerland, any representations and warranties made by the parties to the Plans or any matters of fact.

The opinion set forth herein is limited to the matters specifically addressed herein, and no other opinion or opinions are expressed or may be implied or inferred.

In this opinion, Swiss legal concepts are expressed in English terms and not in their original terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion may, therefore, only be relied upon subject to the reservation that any issues of interpretation or liability arising hereunder will be governed by Swiss law and be brought before a Swiss court.

We assume no obligation to advise you of any changes to this opinion that may come to our attention after the date hereof. This opinion is exclusively addressed to the addressee for their own use and benefit and may not be relied upon by any other persons or copies distributed to any other person. We consent to the filing of this opinion as an exhibit to the Post-Effective Amendments.  In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended or the rules and regulations of the U.S. Securities & Exchange Commission.

Very truly yours,

/s/ Matthias Staehelin
Matthias Staehelin